Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

by and among

RENAISSANCERE FINANCE INC.,

as Issuer,

RENAISSANCERE HOLDINGS LTD.,

as Guarantor,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

Dated as of March 25, 2019

$300,000,000

RenaissanceRe Finance Inc.

3.450% Senior Notes due 2027

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of March 25, 2019 (this “Supplemental Indenture”), to the Senior Indenture, dated as of June 29, 2017 (the “Senior Indenture”), by and among RENAISSANCERE FINANCE INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), as issuer, having its principal executive office located at 140 Broadway, Suite 4200, New York, NY 10005, RENAISSANCERE HOLDINGS LTD., a company duly organized and existing under the laws of Bermuda (the “Guarantor”), having its principal executive office located at Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”), having its corporate trust office located at 60 Wall Street, 16th Floor, MS NYC 60-1630, New York, New York 10005, as supplemented by that certain First Supplemental Indenture, dated as of June 29, 2017, by and among the Company, the Guarantor and the Trustee (the “First Supplemental Indenture”, and together with the Senior Indenture, the “Indenture”), is effective upon the execution hereof by the parties hereto. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Indenture.

RECITALS

WHEREAS, the Company has duly issued its 3.450% Senior Notes due 2027 (the “Senior Notes”), in the original aggregate principal amount of $300,000,000, pursuant to the Indenture;

WHEREAS, Section 9.1(12) of the Senior Indenture provides that, without the consent of any Holders, the Company, the Guarantor and the Trustee may enter into indentures supplemental thereto to amend or supplement any provision contained in the Senior Indenture or in any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Securities then Outstanding;

WHEREAS, the Company and the Guarantor desire and have requested the Trustee to join with the Company and the Guarantor in entering into this Supplemental Indenture to make certain amendments to the Indenture, as permitted by Section 9.1(12) of the Senior Indenture; and

WHEREAS, the Company has delivered to the Trustee concurrently with the execution and delivery of this Supplemental Indenture an Officers’ Certificate and Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.3 of the Senior Indenture, and the Company has satisfied all other conditions required under Article 9 of the Senior Indenture to enable the Company the Guarantor and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE I.

AMENDMENT TO INDENTURE

Section 1.1.    Optional Redemption. Pursuant to Section 9.1(12) of the Senior Indenture, Section 2.4 of the First Supplemental Indenture is hereby amended by adding Section 2.4(c) as follows:

“(c)    Notwithstanding anything to the contrary set forth herein, the Senior Notes will not be redeemable pursuant to this Section 2.4 or Section 2.5 at any time prior to July 1, 2022 without BMA Approval unless the Company replaces the capital represented by the Senior Notes to be redeemed with capital having equal or better capital treatment as the Senior Notes under the Group Rules. In addition, the Senior Notes will not be redeemable pursuant to this Section 2.4 or Section 2.5 at any time prior to their maturity if the Solvency Capital Requirement would be breached immediately before or after giving effect to the redemption of such Senior Notes unless the Company replaces the capital represented by the Senior Notes to be redeemed with capital having equal or better capital treatment as the Senior Notes under the Group Rules.

As used herein:

“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Guarantor or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Guarantor or the Insurance Group.

“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Guarantor or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.

“BMA Approval” means the BMA has given, and not withdrawn by such date, its prior consent to the redemption of such Senior Notes.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time.

“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.

“Insurance Group” means all subsidiaries of the Guarantor that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

“Solvency Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Company or the Guarantor or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.”

ARTICLE II.

MISCELLANEOUS PROVISIONS

Section 2.1.    Rules of Interpretation. The rules of interpretation set forth in the Senior Indenture shall be applied hereto as if set forth in full herein.

Section 2.2.    Effectiveness of Supplemental Indenture. Upon the execution of this Supplemental Indenture by the Company, the Guarantor and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder of a Senior Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.3.    Ratification and Incorporation of Indenture. As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture as supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 2.4.    Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of this Supplemental Indenture and signature pages for all purposes.

Section 2.5.    Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in said state.

Section 2.6.    Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.7.    Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.8.    Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters. Notwithstanding the foregoing, the Trustee acknowledges and agrees that it has properly authorized and duly executed this Supplemental Indenture and nothing contained in this Section 2.8 shall be deemed to limit such authorization and execution, nor shall this Section 2.8 be interpreted to in any way limit the Trustee’s authentication of the Senior Notes.

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IN WITNESS WHEREOF, each of the Company and the Guarantor has executed this Supplemental Indenture by the signature of its authorized officers, and the Trustee has caused this Supplemental Indenture to be executed in its corporate name by its authorized officers, each as of the date above written.

RENAISSANCERE FINANCE INC., as Issuer
Witnessed by:

By:	/s/ Aditya K. Dutt
	Name: Aditya K. Dutt	/s/ Stephen H. Weinstein
	Title: Senior Vice President and Treasurer	Name:	Stephen H. Weinstein
		Title:	Senior Vice President and General Counsel

RENAISSANCERE HOLDINGS LTD., as Guarantor, acknowledging the foregoing and confirming its obligations under its Senior Debt Securities Guarantee Agreement		Witnessed by:
/s/ Stephen H. Weinstein
		Name:	Stephen H. Weinstein
		Title:	Senior Vice President and General Counsel

By:	/s/ Aditya K. Dutt
Name: Aditya K. Dutt
Title: Senior Vice President and Treasurer

[Second Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee

By: Deutsche Bank National Trust Company

By:	/s/ Jeffrey Schoenfeld
Name: Jeffrey Schoenfeld
Title: Vice President

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

[Second Supplemental Indenture]